Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-221196) on Form S-1 of Smith Micro Software, Inc. and Subsidiaries of our report dated March 10, 2017, relating to the consolidated financial statements and the financial statement schedule of Smith Micro Software, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of Smith Micro Software, Inc. and Subsidiaries for the year ended December 31, 2016.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ SingerLewak LLP

SingerLewak LLP

Los Angeles, CA

December 28, 2017